Inland Real Estate Income Trust, Inc.
A Multi-Tenant Retail REIT

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Inland Income Trust Announces Estimated Per Share Net Asset Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its Board of Directors (Board) determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2019, which also sets a new purchase price for shares under its Distribution Reinvestment Plan (DRP) and Share Repurchase Program (SRP).

- The estimated per share NAV of the Company's common stock is $18.15[1] as of December 31, 2019.
- The Board, after considering volatility in retail real estate as a result of, among other things, evolving consumer preferences and Internet competition, selected an estimated per share NAV lower than the mid-point of the range of values provided in a valuation report by CBRE Capital Advisors, Inc. (CBRE Cap). CBRE Cap is a FINRA registered broker-dealer firm that specializes in providing real estate financial services. CBRE Cap conducted the valuation analysis in compliance with the industry's guidelines and determined an estimated per share NAV range of $17.88 to $20.00 per share.
- This valuation is a snapshot in time and is not indicative of the amount Inland Income Trust or its stockholders may receive if the Company were to list its shares or liquidate its assets at any given time, or the amount a stockholder may receive when selling shares.
- Beginning with the first quarter distribution to stockholders to be paid in April 2020, the purchase price for shares issued under the DRP will be $18.15 per share.
- Subject to the terms of the recently adopted Third Amended and Restated SRP, beginning with repurchases in April 2020, both ordinary repurchases and repurchases for death or qualifying

disability will be at 80% of $18.15. The order of priority in fulfilling repurchase requests has not changed under the new SRP. If either or both of the repurchase limitations in the SRP prevent the Company from repurchasing all of the shares offered for repurchase during a calendar quarter, the Company will continue to fulfill requests for exceptional repurchases before making any ordinary repurchases.

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[1] This valuation represents the estimated per share NAV as a snapshot in time, which will fluctuate over time. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company's common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company's portfolio. Throughout the valuation process, the Board, the Company's business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by CBRE Cap and determined the estimated per share NAV. Neither CBRE Cap nor any of its affiliates is responsible for the Board's determination of the estimated per share NAV or the Board's determination of the repurchase price for shares under the Company's SRP or the purchase price for shares under the Company's DRP.

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Important Information Regarding Inland Income Trust's Annual Valuation

Inland Income Trust is pleased to provide important information about its recent valuation.

Q1: What is the new per share value for Inland Income Trust?

A: Inland Income Trust's declared net asset value per share for common stock is $18.15. Account statements will reflect the new per share value beginning April 2020.

Q2: Are there any updates to Inland Income Trust's strategic plan?

A: We have made progress on the goals outlined as part of our strategic plan announced in February 2019 to move toward a liquidity event. Highlights include:

- The business management agreement with the Company's business manager was amended and restated on February 11, 2019 to eliminate all future acquisition and disposition fees.
- Our Board approved amendments to the SRP providing for ordinary repurchases at a price equal to 80% of the per share price, as defined in the second amended and restated SRP, which went into effect in April 2019. This also provides our Board with the discretion to reduce the funding limit for share repurchases to an amount equal to a percentage determined at the discretion of our Board on a quarterly basis that will not be less than 50% of the net proceeds from the DRP during the applicable quarter.
- We made progress on our asset management strategic initiatives. As market conditions permitted, the management team and the Board sold non-core assets and will continue to consider selling non-core assets, with the goal of redeploying capital into strategically located grocery-anchored centers and redeveloping select centers within the portfolio. The strategic plan centers around owning a portfolio of grocery-anchored properties in strong secondary and tertiary markets with lower exposure to big box retailers.
    - In the third quarter of 2019, Inland Income Trust's Board of Directors approved the sale of a 12-property Dollar General portfolio and three shopping centers. The Company closed on the sale of the Dollar General portfolio in December 2019 and the three shopping centers closed in January 2020.
    - Our asset management team completed two development projects and has a third development underway to generate new income streams for the REIT and leverage the desirable locations of our centers.
    - Our acquisitions team is working to identify grocery-anchored shopping centers to purchase with the proceeds of the recent sales consistent with the REIT's strategic plan.

Q3: How did Inland Income Trust estimate its per share value?

A: We used the appraised value methodology to determine an estimated per share value. The appraised value methodology, also known as the net asset value or NAV method, is based on the fair value of real estate, real estate related investments and other assets, less the fair value of total liabilities. We engaged an independent consultant to provide a range of estimated per share net asset values. Based on information provided by our consultant and taking into consideration the reasonableness of the valuation

methodology, our Board determined the estimated net asset value to be approximately $649.6 million or $18.15 per share.

The Board observed that retail real estate continues to experience volatility as a result of, among other things, shifting consumer preferences and Internet competition and that approximately 39% of annualized base rent for leases in-place as of December 31, 2019 is generated from non-grocery big box retailers, a retail sector the business manager believes is currently impacted relatively more than certain other retail sectors by the evolution in consumer shopping preferences and, as a result, is experiencing price dislocation. Given these factors, as well as the volatility in the equity markets, the Board selected an estimated per share NAV lower than the mid-point of the range of values provided by CBRE Cap.

Q4: What primary factors impacted the per share estimated NAV?

The primary factors that impacted the estimated per share NAV were (i) a decrease in the value of the real estate assets, (ii) a decrease in cash and other assets and (iii) a decrease in the fair market value of debt. The Board observed that retail real estate continues to experience volatility as a result of, among other things, shifting consumer preferences and Internet competition which both contributed to the change in the per share estimated NAV.

Q5: Which independent consultant did Inland Income Trust retain to determine an estimation of the net asset value? Why were they selected?

A: Inland Income Trust selected CBRE Capital Advisors, Inc. (CBRE Cap) to perform the property appraisals and determine a range for the Company's estimated per share net asset value. CBRE Group, Inc. (CBRE) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world's largest commercial real estate services and investment firms (in terms of 2019 revenue). CBRE Cap, a subsidiary of CBRE, is a FINRA registered broker dealer firm that specializes in providing real estate financial services. CBRE Cap, chosen based on a number of factors, including its expertise in valuation services and its, as well as its affiliates', breadth and depth of experience in real estate services, is familiar with our portfolio as it also provided an analysis of our assets and liabilities the last three years. Neither CBRE Cap nor any of its affiliates is responsible for the Company's board of director's determination of the estimated per share NAV or the Company's board of director's determination of the repurchase price for shares under the Company's SRP or the purchase price for shares under the Company's DRP.

Q6: Will this impact the Distribution Reinvestment Plan (DRP) or current Share Repurchase Program (SRP)?

A: Beginning with the quarterly distribution to stockholders to be paid in April 2020, any reinvestment under the DRP will be executed at a price equal to $18.15 per share. The price will remain at $18.15 until a new estimated value is announced next year.

Subject to the terms of the recently adopted Third Amended and Restated SRP, beginning with repurchases made after April 10, 2020, both ordinary repurchases and repurchases for death or qualifying disability will be at 80% of $18.15, or $14.52 per share. The order of priority in fulfilling repurchase requests has not changed under the new SRP. If either or both of the repurchase limitations in the SRP prevent us from repurchasing all of the shares offered for repurchase during a calendar quarter, we will

continue to fulfill requests for exceptional repurchases before making any ordinary repurchases.

Q7: Where can I find out more about the Inland Income Trust Valuation?

A: Contact your financial advisor, contact Inland Investor Services at 800-826-8228 or visit our website at www.inland-investments.com/inland-income-trust for more information.